Sign-On & Retention Bonus Repayment Agreement

Dear Roman,

Please review this Sign-On and Retention Bonus (“Bonus”) Repayment Agreement (“Agreement”). This Agreement is made between eHealthInsurance Services, Inc. (the “Company”) and the undersigned individual (“you” or “your”).

If you sign this Agreement, you are eligible to earn a Sign-On & Retention Bonus of $100,000.00, subject to applicable taxes and withholdings. You must remain employed with the Company for one year after the date the Bonus advance is paid to you in order to earn the Bonus in full. If your employment is terminated, either voluntarily by you or for cause by the Company, as determined by the Company in its full and complete discretion, you will not be eligible to earn the full Bonus, as specified below, and must repay the unearned portion of the Bonus advanced to you.

Repayment of Sign-On & Retention Bonus

You agree to repay the Company the portion of the Sign-On & Retention Bonus advanced to you if your employment is terminated either voluntarily by you, or for cause by the Company within one year of the date of the Bonus advance payment. The term "cause" is defined for purposes of this Agreement to mean (a) a commission of any act of fraud, embezzlement or dishonesty, or breach of fiduciary duty, or other willful misconduct in the course of your duties; (b) your being convicted of, or plea of nolo contendere to, a felony, or misdemeanor involving moral turpitude; (c) your failure or refusal to perform Your duties to the Company’s satisfaction after having been warned of any performance deficiencies in writing and having been given an opportunity to correct any such deficiencies; (d) your unauthorized use or disclosure of confidential information, trade secrets, or inside information of the Company; (e) your willful engagement in unfair competition with, or otherwise acting intentionally in a manner materially injurious to the reputation, business, or assets of the Company; or (f) any other serious misconduct or violation of Company policy by you, with any of the above as determined by the Company in its sole discretion. You shall not have any obligation to repay the Bonus advance if your employment with the Company is terminated as the result of a layoff or reduction in force.

The amount of the Bonus you have earned, and the amount of the repayment to the Company by you, shall be determined on the following scale based on the month during which your separation from the Company takes place:

Separation Taking Place During the Months following the Bonus Advance Payment Date Percent of Total Advance Due
•0 - 6 Months (100%)
•7 - 9 Months (50%)
•10-12 Months (25%)
•12+ Months (0%)

Authorization to Withhold

Should you voluntarily leave the Company or be terminated for cause within one year of the date of the Sign-On & Retention Bonus advance payment, you hereby voluntarily agree to repay to the Company the percentage of the advanced payment as specified in the table above. You understand and agree that you have not earned the full Bonus until you have completed one (1) full year (i.e., twelve (12) complete months) from the date the advance payment was paid to you.

You agree that the law of the state in which you work (“applicable state law”) governs deductions from your final paycheck. By signing below, you hereby authorize the Company to deduct the repayment amount from any final wages that may be due to you upon termination, to the fullest extent allowed by law. If applicable state law requires other authorization for deduction from a final paycheck, you agree that you will execute such authorization for deduction of the repayment amount from your final wages as otherwise required by law.

If the final wages due you are insufficient to repay the entire repayment amount or if applicable state law does not allow a deduction from final wages under the circumstances present at the time your employment terminates, then you agree to repay the remaining portion of the advanced payment amount to the Company within thirty (30) days of the date your employment terminates.

General: This Agreement constitutes the entire agreement between the parties and supersedes any and all prior written or oral agreements and understandings between the parties regarding the terms of the Bonus. This Agreement may not be extended, changed, or amended unless mutually agreed by both parties in writing.

To agree to the terms of the Agreement, please sign and submit. No Bonus payment will be advanced to you until the signed Agreement is received. If you accept the terms of the Agreement, the advance payment will be paid to you on the first regularly scheduled payday after 30 days of employment, and provided to you in a separate check. You must be employed with the Company on the date the advance payment is made in order to receive the advance payment.

I have read, understood, and agree to the terms above.

/s/ Roman Rariy
Roman Rariy

Feb 22, 2022
Date